Exhibit 99.1


For Immediate Release:  November 3, 2005
Contact:   Paul Sunu, Chief Financial Officer at (919) 563-8222 or
           Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
November 3, 2005
Mebane, North Carolina

           MADISON RIVER CAPITAL, LLC ANNOUNCES 2005 THIRD QUARTER AND NINE MONTHS UNAUDITED FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - November 3, 2005 - Madison River Capital, LLC today announced its unaudited financial and operating results for the third quarter and nine months ended September 30, 2005. Highlights of the third quarter of 2005 include:

   * Net operating income of $15.8 million in the third quarter, a 13.8% increase over the same period last year;

   * Broadband connections increased to 44,403, an increase of 19.8% from a year ago;

   * Residential broadband penetration of 35.7%; and

   * Refinancing of secured long-term debt and $102.0 million redemption of 13.25% senior notes decreases cost of long-term debt and increases cash flow.

2005 Third Quarter Financial and Operating Results
--------------------------------------------------

    The Company reported an increase in net operating income of $1.9 million, or 13.8%, to $15.8 million in the third quarter ended September 30, 2005 from $13.9 million in the third quarter ended September 30, 2004. Total revenues in the third quarter ended September 30, 2005 were $49.2 million compared to $50.5 million in the third quarter ended September 30, 2004, a decrease of $1.3 million, or 2.5%. In addition, the Company reported a net loss of $3.3 million in the third quarter of 2005 compared to net income of $1.2 million in the third quarter of 2004, a change of $4.5 million.

    Adjusted Operating Income (1) is computed as net operating income (loss) before depreciation, amortization and non-cash long-term incentive plan, or LTIP, expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income
(loss). For the third quarter ended September 30, 2005, Adjusted Operating Income was $23.5 million, a decrease of $1.4 million, or 5.6%, from Adjusted Operating Income of $24.9 million reported in the third quarter ended September 30, 2004. The decrease can be attributed primarily to the writeoff of $1.7 million in professional service fees and other expenses related to a registration statement filed by Madison River Communications Corp.

    The increase in net operating income is attributed primarily to a $2.4 million change in the Company's non-cash LTIP expenses. The reversal of LTIP accruals for employees no longer with the Company resulted in a benefit of approximately $1.5 million being recognized in the third quarter of 2005 compared to LTIP expenses of $0.9 million being recognized in the third quarter of 2004. In addition, in the third quarter of 2004, the Company had accrued approximately $1.7 million for repairs and restoration work at its Alabama rural telephone company related to damages from a hurricane. A similar charge for hurricane related expenses of $0.8 million was recognized in the third quarter of 2005 for damages at its Alabama rural telephone company and its edge-out operations in New Orleans, Louisiana. The difference between the two charges resulted in an increase of approximately $0.9 million in net operating income in 2005 compared to 2004. Partially offsetting these increases was the recognition of a $1.7 million charge for professional fees and other related expenses for the filing of a registration statement by Madison River Communications Corp. The Form S-1 has not yet become effective. These fees and expenses were deferred pending completion of the initial public offering at which time they would have been netted against the proceeds of the offering. Based on guidance in the Securities and Exchange Commission's Staff Accounting Bulletin Topic 5, the Company expensed these deferred costs in the third quarter of 2005 as the result of its decision to delay the initial public offering pending improvement in market conditions. The Company intends to keep the Form S-1 in the registration process.

    The decrease in revenues includes a $1.5 million decrease in local service revenues in the third quarter of 2005 compared to the same period in 2004, primarily from a decrease in network access revenues. Network access revenues in the third quarter of 2004 included nonrecurring revenues from certain one-time wireless settlements and other carrier access revenues in addition to settlements for updated cost study filings which included filings to reflect the impact of the $1.7 million in hurricane-related expenses recorded in the third quarter of 2004. In the third quarter of 2005, the Company also recognized certain nonrecurring revenues for settlements of updated cost study filings and other carrier access revenues, but not to the extent of the nonrecurring revenues recognized in the third quarter of 2004 resulting in a decrease in network access revenues. Excluding these nonrecurring amounts from each of the third quarter of 2005 and the third quarter of

2004, local service revenues in the third quarter of 2005 would have decreased slightly.

    Revenues from edge-out services and miscellaneous telecommunications revenues each decreased $0.3 million, respectively. Partially offsetting these decreases, Internet and enhanced data revenues increased $0.7 million as the result of an increase in the number of broadband connections in service and long distance revenues increased $0.2 million.

    The Company's net loss in the third quarter of 2005 is attributed to approximately $10.0 million in losses on extinguishment of long-term debt being realized. On July 29, 2005, the Company completed a new $550.0 million credit facility consisting of a $475.0 million, seven-year term loan provided by a syndicate of banks and a $75.0 million, seven-year revolving credit facility provided by the Rural Telephone Finance Cooperative, or RTFC. The new credit facility decreased the Company's cost of long-term debt, providing for reduced interest payments in future periods. The Company used proceeds from the term loan of approximately $375.0 million, together with the RTFC's redemption of the $42.2 million in RTFC subordinated stock certificates the Company held, to repay the $417.2 million in term loans outstanding to the RTFC. In addition, the RTFC cancelled the two lines of credit at Madison River LTD Funding Corp. and Coastal Utilities, Inc. that previously existed. As part of the final payoff to the RTFC, the Company paid approximately $4.8 million for accrued interest on the term loans and $0.8 million for a fee for early repayment of certain fixed rate term loans which was recognized as a loss on extinguishment of debt.

    On August 29, 2005, using the remaining proceeds of the new term loan and cash on hand, the Company voluntarily redeemed $102.0 million of its outstanding 13.25% senior notes due 2010 for a redemption price of 106.625% of the aggregate principal value redeemed plus accrued interest. The Company recognized the $6.8 million premium paid to redeem the senior notes, plus writeoffs of $0.8 million in unamortized discount and $1.7 million in unamortized debt issuance costs related to the redeemed notes, as a realized loss on extinguishment of long-term debt. The Company paid approximately $2.9 million in origination fees for the new term loan and the new revolving line of credit and $1.3 million in legal, accounting and other loan related expenses which have been capitalized as debt issuance costs and will be amortized over seven years, the life of the credit facility.

    The new credit agreement also required the Company to enter into interest rate hedge agreements within six months of the closing date of the transaction that cover a minimum of 50% of the combined principal amount of the Company's long-term debt and the long-term debt of its parent, Madison River Telephone Company, for a period of two years from the closing date of the new credit facility. During October 2005, the Company entered into three interest rate swap agreements to fix the interest rate on $350.0 million of its new term loan at an effective rate of approximately 7.22% for a period of four years. With these swaps, the Company has effectively fixed the interest rate on 73.7% of its new term loan and 78.1% of its total long-term debt including the senior notes. The interest rate on the $125.0 million variable portion of its term loan that is effective until January 6, 2006 is 6.59%. Accordingly, as of October 21, 2005, the weighted average interest rate on the new term loan was 7.06% and the weighted average interest rate on all of the Company's long-term debt was 8.10%. The Company's interest expense decreased approximately $1.8 in the third quarter of 2005 compared to the third quarter of 2004 primarily as a result of the refinancing.

    Under the terms of its new credit agreement, the Company has the ability to purchase its senior notes on the open market or voluntarily redeem its senior notes in amounts that are limited to the gross excess cash flow, as defined in the credit agreement, that is generated by the Company. Accordingly, on October 12, 2005, the Company issued a notice of redemption to its noteholders of its intent to voluntarily redeem an additional $12.0 million in senior notes on November 11, 2005 for a redemption price of 106.625% of the aggregate principal value redeemed plus accrued interest. Upon completion of this redemption, the Company will have $84.0 million in senior notes outstanding.

    The Company also announced its estimates of the financial impact on its rural telephone company in Alabama and its edge-out service operations in New Orleans, Louisiana from damages related to Hurricane Katrina in August 2005. The impact on the Company's Adjusted Operating Income was approximately $1.0 million in the third quarter.

    The Company's rural telephone company in Alabama provides service to the Gulf Coast area of Alabama from the western border of the Florida panhandle to the East side of Mobile Bay. The Company reported some damage was sustained as a result of this hurricane in certain outside plant facilities, primarily its transmission and distribution plant, in the coastal areas. However, the extent of the damage from this hurricane was not as significant as the damages incurred from Hurricane Ivan in September 2004.
Disconnections in voice access lines, DSL connections and other services were minimal and, accordingly, the impact on revenues from these hurricane-related disconnections will be immaterial. Based on its evaluation of the expenses to perform the necessary repairs and restoration, the Company has accrued approximately $0.7 million in the third quarter of 2005. In the third quarter of 2004, the Company took a similar charge of $1.7 million to cover repairs and restoration for damages from Hurricane Ivan.

    In addition, the Company anticipates making additional capital expenditures of approximately $4.0 million in the fourth quarter of 2005 to add significantly more high-capacity fiber optic transport lines using a network architecture that will enhance network survivability and to repair storm damage to its network sustained as a result of the hurricane. The additional fiber will strengthen the Company's ability to sustain service to its customers through catastrophic storms and will also create a dynamic network platform for providing high bandwidth services to its customers in Alabama. The fiber deployment will include "intelligent" electronics and the network will be designed with "ring" architecture so that if a portion of the network is damaged, the network will immediately sense the damage and automatically route traffic in another direction. These enhancements will make the network highly resistant to outages from storms or other network disruptions. The Company has received authorization from the Alabama Public Service Commission to accelerate depreciation of its capital expenditures related to this plan completely into the fourth quarter of 2005.

    In its edge-out services operations in New Orleans, Louisiana, the Company is continuing to assess the impact on its business from the devastation of Hurricane Katrina and the subsequent flooding. During the third quarter, the Company estimates that its revenues were approximately $0.2 million lower from credits issued to customers and lower usage. In addition, the Company incurred approximately $0.1 million in expenses for assistance given to its employees in this market. The Company's facilities in this market suffered some minor damage but are operational. Based on its evaluation of the customers served in its New Orleans market, the Company estimates that it may lose 15% to 20% of its customer base in New Orleans in the near term. However, the Company is uncertain at this time what the long-term impact on its remaining customers will be as this region recovers from the impact of the hurricane.

    At September 30, 2005, the Company had 237,661 voice access and broadband connections in service compared to 234,204 connections in service at September 30, 2004. The RLEC operations had 180,827 voice access lines in service at September 30, 2005 compared to 183,960 voice access lines in service at September 30, 2004, a decrease of 3,133 voice access lines, or 1.7%, attributable primarily to disconnections as a result of hurricane-related damages in Alabama, the loss of primary voice access lines at Gallatin River Communications, the impact of a full troop deployment from the military bases served by the Company's rural telephone company in Georgia and a decrease in second lines served. This decrease was partially offset by 3,549 lines from two exchanges in North Carolina acquired in April 2005. The estimated voice access lines disconnected in Alabama as a result of the hurricanes is 2,502 at September 30, 2005, an increase of 1,501 from the 1,001 voice access lines disconnected at September 30, 2004. Predominantly all of the disconnects are the result of Hurricane Ivan in September 2004. Primary voice access lines at Gallatin River Communications decreased by 3,518 voice access lines while the troop deployment from Fort Stewart and Hunter Army Airfield in Georgia accounted for 1,328 voice access lines lost. Finally, second lines decreased by 708 lines from 6,846 second lines in service at September 30, 2004 to 6,138 second lines in service at September 30, 2005. The decrease in second lines is attributed primarily to customers who remove second lines when upgrading to the Company's broadband service. Excluding the voice access lines from the two exchanges acquired by the Company and adjusting for voice access lines lost due to damages from hurricanes in Alabama and the full deployment of troops from the military bases in Georgia, losses which the Company believes are temporary, and the loss of second lines, the decrease in RLEC voice access lines was approximately 3,145 lines, or 1.7%.

    At September 30, 2005, broadband connections in service were 44,403 connections, an increase of 7,339 connections, or 19.8%, from 37,064 broadband connections at September 30, 2004. Excluding the broadband connections lost as a result of the hurricane damages and the troop deployment, the increase in broadband connections would have been approximately 8,452 connections, or 22.8%. The Company's residential penetration rate for its broadband service as a percentage of primary residential access lines reached 35.7% at September 30, 2005 compared to 29.4% at September 30, 2004. As expected, the Company continues to add new broadband connections on a quarterly basis but the rate of increase in new connections has slowed.

    As of September 30, 2005, the edge-out services had 11,753 voice access lines and 678 high-speed data connections in service compared to 12,519 voice access lines and 661 high-speed data connections in service as of September 30, 2004. This is a decrease of 766 voice access lines, or 6.1%, and an increase of 17 high-speed data connections, or 2.6%.



2005 Nine Month Financial and Operating Results
-----------------------------------------------

    Net operating income in the nine months ended September 30, 2005 was $47.2 million, an increase of $6.7 million, or 16.5%, compared to net operating income in the nine months ended September 30, 2004 of $40.5 million. For the first nine months of 2005 and 2004, revenues were $144.9 million and $146.9 million, respectively, a decrease of $2.0 million or 1.4%. The Company reported a net loss of $0.6 million in the first nine months of 2005 and a net loss of $2.6 million in the first nine months of 2004, an improvement of $2.0 million.

    The change in net operating income is attributed primarily to a $5.0 million decrease in depreciation and amortization expenses in 2005 compared to 2004. In addition, reversals of accrued LTIP expenses were the primary reason for a benefit of $1.4 million in LTIP expenses in the first nine months of 2005 compared to LTIP expense of $2.8 million in the first nine months of 2004, a change resulting in an increase to net operating income of $4.2 million. These increases to net operating income were partially offset by the $2.0 million decrease in total revenues and the $1.7 million writeoff of registration expenses. The decrease in revenues is attributed to a $3.6 million decrease in local service revenues from the impact of certain nonrecurring revenues in 2004 and from a decrease in voice access lines and access minutes of use.

Partially offsetting this decrease was a $2.7 million increase in Internet and enhanced data revenues from the growth in broadband connections. The Company's net loss in the first nine months of 2005 includes the $10.0 million realized loss from the extinguishment of long-term debt.

    Adjusted Operating Income (1) was $73.8 million in the nine months ended September 30, 2005, a decrease of $2.5 million, or 3.3%, from Adjusted Operating Income of $76.3 million in the nine months ended September 30, 2004. For the nine month period ended September 30, 2005, the RLEC operations reported Adjusted Operating Income of $73.9 million compared to $74.8 million for the nine month period ended September 30, 2004. Adjusted Operating income margin for the RLEC operations was 53.9% in the first nine months of 2005 compared to 54.3% in the first nine months of 2004. The edge-out services had an Adjusted Operating Loss of $0.1 for the first nine months of 2005 compared to Adjusted Operating Income of $1.5 million for the first nine months of 2004. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively.

    At September 30, 2005, the Company had total liquidity of $96.2 million, which consisted of cash and cash equivalents of $21.2 million and available borrowings under its revolving line of credit of $75.0 million. Capital expenditures for the nine months ended September 30, 2005 were approximately $7.6 million. The Company expects total capital expenditures to be approximately $17.3 million for the year which includes approximately $4.0 million in additional capital expenditures to enhance the survivability of its network and repair hurricane-related damages at its rural telephone company in Alabama and $0.6 million in capital expenditures related to the acquisition of the two exchanges in North Carolina.

    On April 28, 2005, the Company completed a new collective bargaining agreement with the Communications Workers of America, covering 56 employees of Gallatin River Communications located in Galesburg, Illinois. On October 6, 2005, the Company completed a new collective bargaining agreement with the International Brotherhood of Electrical Workers, or IBEW, covering 52 employees of Gallatin River Communications in Pekin, Illinois. Both agreements are for five years. As part of these agreements, the Company froze the further accrual of benefits under its defined benefit pension plan for these employees effective January 1, 2006 in exchange for an enhancement to their defined contribution 401(K) plan. The remaining collective bargaining agreement with the IBEW covers 28 employees in Dixon, Illinois. This agreement expires on November 30, 2005 and the Company initiated formal union negotiations for this contract in late October 2005.



Earnings Release Conference Call

    The Company will be conducting a conference call to report its 2005 third quarter and nine month financial and operating results on Friday, November 4, 2005 at 11:00 AM Eastern Standard Time. Those interested in listening to the call are invited to access the call via a webcast that can be linked to from the Company's website at www.madisonriver.net. Because the Company is in a quiet period due to the filing of a Form S-1 Registration Statement by Madison River Communications Corp. with the Securities and Exchange Commission, the Company will not conduct a question and answer session after it concludes its remarks.

1   Non-GAAP Financial Measures


    Adjusted Operating Income, which is a non-GAAP financial measure, is net operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information of the Company as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to net operating income (loss) and net operating income margin are as follows:


Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures (dollars in thousands):

                                                     RLEC Operations
                                                    Dollars    Margin        EOS       Consolidated
                                                  -----------  ------     ----------   -------------
For the third quarter ended September 30, 2005:
Net operating income (loss)                       $  18,649     40.0%     $  (2,858)    $   15,791
Add back: Depreciation and amortization               6,713     14.4%         2,553          9,266
          Long-term incentive plan
            (benefit) expenses                       (1,503)    (3.3%)          (15)        (1,518)
                                                   --------    ------      --------      ---------
Adjusted Operating Income (Loss)                  $  23,859     51.1%     $    (320)    $   23,539
                                                   ========    ======      ========      =========

For the third quarter ended September 30, 2004:
Net operating income (loss)                       $  16,445     34.6%     $  (2,564)    $   13,881
Add back: Depreciation and amortization               7,451     15.6%         2,722         10,173
          Long-term incentive plan expenses             806      1.7%            74            880
                                                   --------    ------      --------      ---------
Adjusted Operating Income                         $  24,702     51.9%     $     232     $   24,934
                                                   ========    ======      ========      =========

For the nine months ended September 30, 2005:
Net operating income (loss)                      $  54,999      40.2%     $  (7,769)    $   47,230
Add back: Depreciation and amortization             20,279      14.8%         7,683         27,962
          Long-term incentive plan
            (benefit) expenses                      (1,426)     (1.1%)           (6)        (1,432)
                                                   --------    ------      --------      ---------
Adjusted Operating Income (Loss)                 $  73,852      53.9%     $     (92)    $   73,760
                                                   ========    ======      ========      =========

For the nine months ended September 30, 2004:
Net operating income (loss)                      $  48,228      35.0%     $  (7,698)    $   40,530
Add back: Depreciation and amortization             23,968      17.4%         9,021         32,989
          Long-term incentive plan expenses          2,611       1.9%           175          2,786
                                                   --------    ------      --------      ---------
Adjusted Operating Income                        $  74,807      54.3%     $   1,498     $   76,305
                                                   ========    ======      ========      =========

Selected Unaudited Financial Results and Operating Data

Selected unaudited financial and operating results for the third quarter and nine months ended September 30, 2005 and 2004 were as follows:

                                     Third Quarter Ended          Nine Months Ended
                                     --------------------        --------------------
                                     Sept. 30,   Sept. 30,       Sept. 30,   Sept. 30,
                                       2005        2004            2005        2004
                                     --------    --------        --------    --------
Selected Financial Results (dollars in millions):
-------------------------------------------------
Net revenues                          $  49.2     $  50.5        $  144.9    $  146.9
  RLEC operations                        46.6        47.6           136.9       137.8
  Edge-out services                       2.6         2.9             8.0         9.1

Operating expenses                       33.4        36.6            97.7       106.4
  RLEC operations                        28.0        31.2            81.9        89.6
  Edge-out services                       5.4         5.4            15.8        16.8

Net operating income (loss)              15.8        13.9            47.2        40.5
  RLEC operations                        18.6        16.4            55.0        48.2
  Edge-out services                      (2.8)       (2.5)           (7.8)       (7.7)

Net income (loss)                        (3.3)        1.2            (0.6)       (2.6)
  RLEC operations                        17.1        10.4            32.0        24.9
  Edge-out services                     (20.4)       (9.2)          (32.6)      (27.5)

Adjusted Operating Income (Loss) (a)     23.5        24.9            73.8        76.3
  RLEC operations                        23.8        24.7            73.9        74.8
  Edge-out services                      (0.3)        0.2            (0.1)        1.5

Cash and cash equivalents             $  21.2     $  22.7             (b)         (b)
Net telephone plant and equipment       279.0       300.6             (b)         (b)
Total assets                            714.7       777.9             (b)         (b)
Long-term debt                          570.2       620.8             (b)         (b)
Member's interest                       251.7       251.3             (b)         (b)
Accumulated deficit                    (203.5)     (210.9)            (b)         (b)
Accumulated other comprehensive loss     (4.2)       (3.5)            (b)         (b)



Selected Operating Data:
------------------------
                                     September 30,        June 30,        September 30,
                                         2005               2005              2004
                                     -------------     -------------      -------------
RLEC operations:
  Residential voice access lines      119,499  (c)      121,028  (c)       123,052
  Business voice access lines          61,328  (c)       60,976  (c)        60,908
    Total voice access lines          180,827  (c)      182,004  (c)       183,960

  Broadband connections                44,403            42,827             37,064

  Second lines                          6,138             6,575              6,846
  Long distance accounts              107,603           106,004            100,931
  Dial-up Internet accounts            12,337            13,297             16,653

Edge-out services:
  Voice access lines                   11,753            11,812             12,519
  Broadband connections                   678               653                661

Total connections in service (d)      237,661           237,296            234,204

Employees                                 620               619                625

(a) Please refer to Footnote 1 -"Non-GAAP Financial Measures" above for a reconciliation of Adjusted Operating Income (Loss) to net operating income (loss).
(b) Nine month results are the same as those presented for third quarter results.
(c) September 30, 2005 includes 3,549 voice access lines and June 30, 2005 includes 3,587 voice access lines from the acquisition of two exchanges in April 2005.
(d) Connections are defined as voice access lines plus broadband connections.

Forward-Looking Statements
--------------------------

    The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * our ability to service our significant amount of indebtedness;
  * our inability to sustain profitability;
  * our ability to sustain our revenues;
  * our dependence on economic conditions in the local markets we serve;
  * significant and growing competition in the telecommunications industry;
  * the advent of new technology that may force us to expand or adapt our network in the future;
  * our dependence on market acceptance of broadband-based services;
  * the success of efforts to expand our service offerings and grow our business;
  * our ability to execute our acquisition strategy, including successfully integrating acquired businesses;
  * our ability to implement our business plan for our edge-out services successfully;
  * unanticipated network disruptions;
  * our ability to obtain and maintain the necessary rights-of-way for our networks;
  * the financial difficulties of other companies in the telecommunications industry with which we have material relationships;
  * our ability to compete effectively with the Regional Bell Operating Companies, cable television, wireless, VOIP and other telecommunications competitors, which may have greater resources than us;
  * our dependence on our key personnel;
  * our ability to raise additional capital on acceptable terms and on a timely basis;
  * a reduction in universal service fund payments; and
  * our regulatory environment.

    For more information, see the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 333-36804) filed with the Securities and Exchange Commission.

    You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


     Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                            (Dollars in thousands)
                                 (Unaudited)


                                               Third Quarter Ended                  Nine Months Ended
                                          September 30,    September 30,      September 30,    September 30,
                                              2005             2004               2005             2004
                                          ------------------------------      ------------------------------
Operating revenues:
  Local services                            $   32,786        34,347            $   95,442        99,014
  Long distance services                         3,990         3,783                11,825        11,299
  Internet and enhanced data services            6,112         5,361                17,824        15,146
  Edge-out services                              2,574         2,883                 7,944         9,084
  Miscellaneous telecommunications service
    and equipment                                3,767         4,113                11,828        12,327
                                              --------      --------             ---------     ---------
Total operating revenues                        49,229        50,487               144,863       146,870
                                              --------      --------             ---------     ---------

Operating expenses:
  Cost of services and sales (exclusive
    of depreciation and amortization
    expenses)                                   15,100        16,176                42,407        43,038
  Depreciation and amortization                  9,266        10,173                27,962        32,989
  Selling, general and administrative
    expenses                                     9,072        10,257                27,264        30,313
                                              --------      --------             ---------     ---------
Total operating expenses                        33,438        36,606                97,633       106,340
                                              --------      --------             ---------     ---------

Net operating income                            15,791        13,881                47,230        40,530

Interest expense                               (13,193)      (14,971)              (41,735)      (45,258)
Realized loss on extinguishment
  of long-term debt                            (10,037)         -                  (10,037)         (212)
Other income, net                                1,402           779                 3,433         2,583
                                              --------      --------             ---------     ---------

Loss before income taxes                        (6,037)         (311)               (1,109)       (2,357)

Income tax benefit (expense)                     2,785         1,513                   522          (215)
                                              --------      --------             ---------     ---------

Net (loss) income                           $   (3,252)        1,202            $     (587)       (2,572)
                                              ========      ========             =========     =========








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